Press Release                                                     July 20, 2004

   Valmont Second Quarter Net Sales Rise 33% - Operating Income Increases 38%

Highlights:

     o Net sales rose 33% primarily due to improved market conditions, product pricing reflective of higher steel costs, as well as the acquisition of Newmark.

     o Operating income increased 38%, mainly due to a strong irrigation and tubing performance, improvement in the coatings and utility businesses, excellent results in China, and the acquisition of Newmark.

     o The Company successfully refinanced its debt with the issuance of $150 million Senior Subordinated Notes. As part of the refinancing, there was a previously announced after-tax prepayment expense of 25 cents per diluted share.

     o    China sales increased 77% with strong earnings growth.

     o    Record quarterly sales in the Irrigation Segment.

     o Improved market conditions in utility and wireless communication led to sales increases and improvements in profitability.

     o    Rising steel prices continue to pressure margins.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure and mechanized irrigation equipment for agriculture and a provider of coating services and tubular products, reported sales for the second quarter of $266.0 million compared with $200.7 million for the same period of 2003. Second quarter 2004 net earnings, which include a $6.1 million after-tax charge to prepay debt (25 cents per diluted share), were $2.8 million, or 12 cents per diluted share, versus second quarter 2003 net earnings of $6.4 million, or 26 cents per diluted share.

     For the first six months of 2004, sales were $481.9 million versus $408.0 million in 2003. Valmont's first half net earnings were $8.3 million, or 34 cents per diluted share, compared with 2003 first half net earnings of $13.7 million, or 56 cents per diluted share.

     The following table shows the calculation of net earnings as if the prepayment expense had not been incurred and reconciles the net earnings calculations.

                                                                      Second Quarter             Year-to-Date
                                                                      13 Weeks Ended            26 Weeks Ended
                                                                 ------------------------------------------------------
                                                                  26-Jun-04     28-Jun-03    26-Jun-04      28-Jun-03
                                                                 ---------------------------------------   ------------
Earnings per share - Basic                                           $ 0.12        $ 0.27       $ 0.35        $ 0.57
Earnings per share - Diluted                                         $ 0.12        $ 0.26       $ 0.34        $ 0.56
Net earnings as reported                                             $ 2,812       $ 6,367      $ 8,313       $ 13,660
Charges to prepay debt, net of tax at 38%                              6,113             -        6,113              -
Net earnings without charges to prepay debt                          $ 8,925       $ 6,367      $ 14,426      $ 13,660

Average shares outstanding (000's) - Basic                             23,866        23,786       23,856        23,832
Earnings per share without charges to prepay debt- Basic             $ 0.37        $ 0.27       $ 0.60        $ 0.57

Average shares outstanding (000's) - Diluted                           24,413        24,300       24,466        24,345
Earnings per share without charges to prepay debt- Diluted           $ 0.37        $ 0.26       $ 0.59        $ 0.56

Second Quarter 2004 Review:

     "Profitability improved in all of our segments despite unprecedented increases in steel prices," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "I believe that our people managed well through turbulent steel market conditions. They reacted quickly and prudently to rapidly rising steel costs, although in many cases steel prices went up faster than we could increase our sales prices, including backlog orders with longer lead times. This put pressure on margins. In our irrigation business, quarterly sales set a record due to a strong spring selling season in North America. Our tubing business had significant sales gains due to price increases that reflected higher steel costs, and strong industrial and agricultural demand. This increase in sales and improvement in factory performance drove stronger earnings. Performance in our structures businesses was aided by improving market conditions in the utility and wireless markets and very strong markets in China. The addition of Newmark to Valmont's operations on April 16, 2004 contributed to the growth in sales and earnings. The integration of Newmark is going well and we are in the process of aligning our organizational structure to best address the needs of our utility customers. In our coatings business, an improvement in galvanizing volumes resulted in profitability gains even though anodizing sales were down. Overall, market conditions appear to be strengthening in our businesses that had experienced weakness in recent quarters."

     Second Quarter Summary-Agricultural Markets:

     In the Irrigation Segment, second quarter sales were $87.6 million, a 23% increase over 2003. Operating income for the segment of $12.0 million was a 24% improvement over 2003.

     Sales and earnings improved in North America due to a strong spring selling season. To recover significantly higher steel costs, the Company had to increase prices on a regular basis throughout the quarter. In addition to a generally stronger farm economy, farmers placed orders early in the season to avoid further price increases, which helped drive demand. Internationally, sales were even with last year and profitability declined primarily due to sales mix. Sales rose in Europe due to a strong market in Spain. In Brazil, sales and earnings were strong, although below last year's record levels, as government financing programs are being implemented at a slower pace this year and price competition increased in the market. Sales declined in South Africa as drought conditions eased and local crop prices were lower than last year. For the segment, the improved profitability was driven by higher North American sales and better factory utilization.

     In the Tubing Segment, sales rose sharply to $24.1 million, a 72% increase. The sales increase reflects both the pass-through of higher steel prices and volume increases due to strong agricultural and industrial demand. Operating income of $3.4 million more than doubled from last year due to the higher volumes and improvements in manufacturing efficiencies.

Second Quarter Summary - Infrastructure Markets:

     Sales in the Engineered Support Structures Segment were $120 million, an increase of 29% from 2003 levels. Operating income for the segment was $6.0 million, a 27% increase from last year's weak levels.

     Sales of lighting and traffic products in North America rose primarily due to customers taking product ahead of anticipated price increases. The U.S. lighting market is showing signs of uncertainty as state and local governments await passage of new federal highway spending legislation. Profitability for the lighting and traffic business was negatively impacted by rising steel prices. For items in the backlog and long lead time products, steel costs rose faster than could be recovered through price increases. In Europe, sales increased reflecting higher prices and an improvement in the European economy. Profitability was impacted by severance charges in connection with lowering our cost structure in the European operation. Lighting sales improved in China due to a strong economy and ongoing infrastructure development programs. While profitability remains strong in China, rising steel costs compressed margins.

     Specialty Structure sales increased as Valmont's sign structures were introduced to more states. Global sales of wireless communication products were higher. In North America, demand for wireless communication poles, towers and components rose as carriers increased their capital spending budgets for the first half of 2004. In China, sales of wireless communication products doubled as the two leading service providers expanded their networks at a brisk pace. The specialty structures business returned to profitability in the second quarter largely due to improved sales and market conditions in North America and the strong results in China.

     Valmont's steel utility business showed significant improvement over last year. In North America, sales rose substantially as selling prices reflected higher steel costs and improved volumes. Strengthening demand led to a better pricing environment. Utility sales in China doubled due to heavy demand for electrical transmission infrastructure.

     Valmont has added Concrete Support Structures as a reporting segment as a result of the acquisition of Newmark on April 16, 2004. The Concrete Support Structures Segment had solid sales and earnings performance, as demand remains strong for concrete utility structures throughout the Southeast and Southwest. Demand for concrete utility structures is increasing as a result of increased spending by utilities on capital and maintenance projects to improve the reliability of the electrical grid system. To streamline its operating structure and better serve utility customers, the Company is realigning its steel and concrete utility organizations.

     Sales in the Coatings Segment were even with last year at $23.6 million. Operating income rose 75% to $2.6 million. Anodizing sales were lower due to a decline in demand from a large customer. Galvanizing sales rose on higher internal volumes and greater industrial demand. Profitability improved due to the increased galvanizing volumes, which allowed for more efficient operations. In the past, the Company has indicated that increased volumes should lead to improved operating leverage in the galvanizing business as fixed factory expenses are better absorbed.

Second Half Outlook:

     Commenting on the outlook for the rest of the year, Mr. Bay said, "Although we anticipate tight steel supplies and pricing pressure to continue, we expect favorable sales and earnings comparisons. In our Engineered Support Structures Segment, we expect sales gains across all product lines. Our backlogs are growing in our infrastructure businesses and we have increased our steel inventories to help cover that demand. Demand for concrete utility structures is strengthening and the Newmark acquisition should continue to perform well. For our coatings business, we anticipate an improvement in profitability. In our irrigation business, our results will depend on conditions in the new fall selling season, and at this time it is too early to tell what those trends will be. In our tubing business, we expect continued strong operating performance. Overall, we believe business conditions are improving, and this should result in a stronger performance in the second half of the year."

     An audio discussion of Valmont's second quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. July 21, 2004 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 7040977 beginning July 21, 2004 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 28, 2004.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                                      VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (Dollars in thousands, except per share amounts)
                                                      (unaudited)

                                                                Second Quarter             Year-to-Date
                                                                13 Weeks Ended            26 Weeks Ended
                                                          -----------------------------------------------------
                                                           26-Jun-04     28-Jun-03     26-Jun-04    28-Jun-03
                                                          ---------------------------------------- ------------
          Net sales                                         $ 266,013      $ 200,666    $ 481,910    $ 407,960
          Cost of sales                                       199,933        149,178      364,550      303,619
               Gross profit                                    66,080         51,488      117,360      104,341
          Selling, general and administrative expenses         47,071         37,757       86,602       75,559
               Operating income                                19,009         13,731       30,758       28,782
          Other income (deductions)
             Interest expense                                  (4,067)        (2,631)      (6,465)      (5,316)
             Interest income                                      419            317          695          551
             Debt prepayment expense                           (9,860)             -       (9,860)           -
             Miscellaneous                                       (274)          (117)        (260)        (155)
                                                              (13,782)        (2,431)     (15,890)      (4,920)
               Earnings before income taxes, minority
                interest, equity in earnings (losses) of
                non-consolidated subsidiaries                   5,227         11,300       14,868       23,862
          Income tax expense                                    1,927          4,114        5,456        8,762
               Earnings before minority interest, equity in
                earnings (losses) of nonconsolidated
                subsidiaries and change in accounting
                principle                                       3,300          7,186        9,412       15,100
          Minority interest (after tax)                          (718)          (717)      (1,173)        (988)
          Earnings (losses) in nonconsolidated subsidiaries       230           (102)          74         (452)
               Net earnings                                   $ 2,812        $ 6,367      $ 8,313     $ 13,660

          Average shares outstanding (000's) - Basic           23,866         23,786       23,856       23,832
          Earnings per share - Basic                           $ 0.12         $ 0.27       $ 0.35       $ 0.57

          Average shares outstanding (000's) - Diluted         24,413         24,300       24,466       24,345
          Earnings per share - Diluted                         $ 0.12         $ 0.26       $ 0.34       $ 0.56

          Cash dividends per share                            $ 0.080        $ 0.080      $ 0.160      $ 0.155



                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                                Second Quarter              Year-to-Date
                                                                13 Weeks Ended             26 Weeks Ended
                                                          --------------------------- -------------------------
                                                            26-Jun-04     28-Jun-03     26-Jun-04    28-Jun-03
                                                          --------------------------- ------------ ------------
          Net sales
               Engineered Support Structures                $ 120,078       $ 93,409    $ 219,514    $ 185,289
               Concrete Support Structures                     16,575              -       16,575            -
               Coatings                                        23,568         23,556       46,224       50,718
                  Infrastructure products                     160,221        116,965      282,313      236,007

               Irrigation                                      87,582         71,344      167,681      146,913
               Tubing                                          24,096         14,015       41,419       30,476
                  Agriculture products                        111,678         85,359      209,100      177,389

               Other                                            4,503          4,461        8,863        9,077
               Less: Intersegment sales                       (10,389)        (6,119)     (18,366)     (14,513)
                    Total                                   $ 266,013      $ 200,666    $ 481,910    $ 407,960

          Operating Income
               Engineered Support Structures                  $ 5,967        $ 4,682      $ 7,408      $ 8,745
               Concrete Support Structures                      1,755              -        1,755            -
               Coatings                                         2,601          1,488        3,067        3,568
                  Infrastructure products                      10,323          6,170       12,230       12,313

               Irrigation                                      12,008          9,665       23,853       20,780
               Tubing                                           3,421          1,601        5,506        3,468
                  Agriculture products                         15,429         11,266       29,359       24,248

               Other                                             (593)          (525)      (1,085)        (874)
               Corporate                                       (6,150)        (3,180)      (9,746)      (6,905)
                    Total                                    $ 19,009       $ 13,731     $ 30,758     $ 28,782

Valmont has five reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic, utility and wireless communication industries.

     Concrete Support Structures: This segment consists of the manufacture of engineered concrete structures primarily for the utility industry.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.


                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                                         26-Jun-04                  28-Jun-03
                                                                       --------------              ------------
          ASSETS
          Current assets:
               Cash and cash equivalents                                    $ 29,699                  $ 28,642
               Accounts receivable, net                                      177,677                   135,341
               Inventories                                                   159,433                   115,973
               Prepaid expenses                                                8,703                     7,447
               Refundable and deferred income taxes                           10,949                    10,268
                    Total current assets                                     386,461                   297,671
          Property, plant and equipment, net                                 209,623                   187,005
          Goodwill and other assets                                          180,949                    89,597
                                                                           $ 777,033                 $ 574,273

          LIABILITIES AND SHAREHOLDERS' EQUITY
          Current liabilities:
               Current installments of long-term debt                        $ 1,217                  $ 11,778
               Notes payable to banks                                         11,913                    12,415
               Accounts payable                                               77,635                    56,105
               Accrued expenses                                               62,852                    51,283
               Dividend payable                                                1,911                     1,915
                    Total current liabilities                                155,528                   133,496
          Long-term debt, excluding current installments                     301,886                   142,836
          Other long-term liabilities                                         50,168                    43,485
          Shareholders' equity                                               269,451                   254,456
                                                                           $ 777,033                 $ 574,273
